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                                          EXHIBIT 28.2

               SUPPLEMENTAL REPORT OF INDEPENDENT ACCOUNTANTS
             ON MANAGEMENT'S ASSERTION RELATING TO REQUIREMENTS
                OF CERTAIN POOLING AND SERVICING AGREEMENTS
                  FOR MORTGAGE PASS-THROUGH CERTIFICATES



February 20, 1998

To the Board of Directors and Audit Committee of
  Washington Mutual Bank, FA
Seattle, Washington

Dear Members of the Audit Committee:

We have performed the procedures enumerated below, which were agreed to by Washington Mutual Bank, FA (the "Bank") as of December 31, 1997, in connection with the Bank's role as Master Servicer for the following Adjustable Rate Mortgage Pass-Through Certificates (collectively, the "Certificates"):

   Date of Pooling and             Mortgage Pass-Through
   Servicing Agreement:             Certificates Series:
   --------------------            ----------------------

      July 1, 1987                         1987-1
      March 1, 1988                        1988-1
      April 1, 1988                        1988-2
      June 1, 1988                         1988-3
      August 1, 1988                       1988-4
      December 1, 1988                     1988-5
      January 1, 1989                      1989-1

The procedures enumerated below have been performed solely to assist in evaluating management's assertion about the Bank's compliance with the requirements of the Pooling and Servicing Agreements outlined above (the "Agreements"), included in its representation letter dated February 20, 1998. The Agreements are between the Bank (the Seller and Servicer) and Bankers Trust Company of California.

The sufficiency of the procedures is solely the responsibility of the specified users of the report. Consequently, we make no representation regarding the sufficiency of the procedures described below either for the purpose for which this report has been requested or for any other purpose.

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The procedures that we performed and our findings are as follows:

1. We obtained representation from the management of the Bank that it has not received any unfavorable findings or been
           suspended by any investor, regulatory agency, or the Department of Housing and Urban Development at any time during the twelve-month period ended
           December 31, 1997.

2. We compared the fidelity and mortgagee's errors and omissions insurance policies maintained by the Bank with the coverage requirements set forth in the February 27, 1996 Master Agreement with the Federal Home Loan Mortgage
Corporation
           ("Freddie Mac") as renewed effectively in April, 1997.
We
           noted that the coverage met the requirements for the Bank to continue operating as a Freddie Mac Seller/Servicer as required by the Agreements.

3.         We read the title for each demand deposit account
("DDA")
           used for the seven Certificates as outlined above and noted
           that it was titled to identify the purpose of the account.
           We further noted that each DDA was held at the Bank which is insured by the Savings Association Insurance Fund of the Federal Deposit Insurance Corporation.

4. We compared the aggregate principal balance of the mortgage loans on the Bank's Monthly Accounting Report (CPI report
           #62-C) as of September 30, 1997 for each of the seven Certificates to the balance reported on the Statements to
           Certificate Holders of Washington Mutual Bank, FA dated October 25, 1997, and noted that the balances agreed.

These agreed-upon procedures are substantially less in scope than an examination, the objective of which is the expression of an opinion on management's assertion about the Bank's compliance with the requirements of the Agreements. Accordingly, we do not express such an opinion. Had we performed additional procedures, other matters might have come to our attention that would have been reported to you.

This report is intended solely for the use of the Board of Directors, management and the trustee and should not be used by those who have not agreed to the procedures and taken responsibility for the sufficiency of the procedures for their purposes.

Yours truly,

/s/ DELOITTE & TOUCHE LLP

Los Angeles, California
February 20, 1998